Exhibit 10.21

CALIX, INC.

Non-Employee Director Cash Compensation Policy

1. General. This Non-Employee Director Cash Compensation Policy ("Policy") was adopted by the Board of Directors ("Board") of Calix, Inc. ("Company") on and is effective as of January 31, 2014.

2. Annual Cash Compensation. Each member of the board who is not employed by the Company or one of its affiliates shall be entitled to an annual retainer with the amount determined as follows (the net sum for each director, his or her "Annual Retainer"):

Amount
Base Retainer	$40,000

Committee Service Premiums
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating & Corporate Governance Committee	$5,000

Chair Premiums
Board Chair	$35,000
Audit Committee	$35,000
Compensation Committee	$20,000
Nominating & Corporate Governance Committee	$10,000

3. Timing of Payment. Annual Retainers shall be paid in quarterly installments in arrears on the date of each regularly scheduled quarterly board meeting. Installments will be pro-rated for any partial period of service.

4. Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board at any time in the future at its sole discretion.